Exhibit 5.1

May 31, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.  20549

Re:          Sino Daren Co. Ltd., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Sino Daren Co. Ltd., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on May 31, 2011 providing for the sale of up to 1,000,000 shares (the “Shares”) of common stock.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials and other documents as we have deemed relevant and necessary as a basis of the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and will be, when issued and delivered in the manner described in the Registration Statement and satisfaction of other requisite consideration, validly issued, fully paid and non-assessable.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions herein stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  Except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America or securities exchange or other securities regulatory authority, or other jurisdiction.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP